URBAN OUTFITTERS, INC.                   EXHIBIT 22
                         INCOME PER SHARE CALCULATION:
                            January 31, 1998 & 1997


INCOME PER SHARE CALCULATION:

                                              Three Months Ended January 31,                 Twelve Months Ended January 31,
                                   -----------------------------------------------    --------------------------------------------
                                            1998                     1997                     1998                   1997
                                   ----------------------    ---------------------    ---------------------   --------------------
                                        $       Per Share        $       Per Share        $       Per Share      $       Per Share

NET INCOME                         3,819,000        $0.21    2,852,000       $0.16    13,880,000      $0.78   13,260,000      $0.75
                                   =========   ==========    =========  ==========    ========== ==========   ========== ==========

WEIGHTED AVERAGE COMMON
    SHARES & COMMON SHARE
     EQUIVALENTS OUTSTANDING                   17,967,161               17,741,431               17,843,873              17,722,629
                                               ==========               ==========               ==========              ==========





COMPUTATION OF COMMON SHARES
      & COMMON SHARE EQUIVALENTS OUTSTANDING:

                                           Three Months Ended January 31,                    Twelve Months Ended January 31,
                                  ------------------------------------------------    ---------------------------------------------
                                            1998                     1997                     1998                     1997
                                  ------------------------   ---------------------    ---------------------   ---------------------
                                    End of      Weighted     End of      Weighted       End of     Weighted      End of   Weighted
                                    Period        Ave.       Period        Ave.         Period      Ave.         Period       Ave.
                                  ----------   ----------   ----------  ----------    ---------- ----------   ---------- ----------
Common Shares Outstanding         17,649,360   17,646,288   17,528,698  17,528,698    17,649,360 17,576,203   17,528,698 17,429,375
                                               ----------               ----------               ----------              ----------

Common Share Equivalents:
        Options                    1,305,108    1,311,440    1,010,773   1,010,773     1,305,108  1,368,167    1,010,773  1,052,580
        Assumed Repurchased at
              Average Price                      (990,567)                (798,040)              (1,100,497)               (759,326)
                                               ----------               ----------               ----------              ----------

Weighted Average Common Equivalents               320,873                  212,733                  267,670                 293,254
                                               ----------               ----------               ----------              ----------

Total Weighted Average Common Shares
       & Common Share Equivalents
       Outstanding                             17,967,161               17,741,431               17,843,873              17,722,629
                                               ==========               ==========               ==========              ==========